Paulson Investment Company, Inc. to Host 30th Annual Westergaard Conference on November 13, 2007 at Waldorf Astoria Hotel

One-Day Event to Showcase Emerging Growth Companies in High Growth Sectors

PORTLAND, OR -- 08/23/2007 -- Paulson Investment Company, Inc., a wholly-owned subsidiary of Paulson Capital Corp. (NASDAQ: PLCC), today announced that it will be hosting the 30th Annual Westergaard Conference on Tuesday, November 13, 2007 in New York City at the prestigious Waldorf Astoria Hotel.

"We began hosting the Conference five years ago in honor of our late colleague and good friend, John Westergaard," stated Chester Paulson, Chairman and founder of Paulson Investment Company, Inc. "Growing in attendance each year, we're delighted to celebrate the Conference's 30th anniversary and bring emerging companies and investment professionals together to gain insight into the prevailing small and micro cap markets."

The event will showcase emerging growth companies focused on establishing leadership in a broad range of high growth sectors, including alternative energy, security, high technology, pharmaceutical, biotechnology, environmental and consumer products. Founded in 1978 by noted small cap analyst John Westergaard, this conference provides an important venue for select small and micro cap companies to share detailed insight into their business operations, short and long term growth strategies and industry vision. Hundreds of investment professionals are expected to attend the one-day conference.

For more information or to register for the event, please visit www.westergaardconference.com.

Dutton Associates and Elite Financial Communications Group will serve as platinum sponsors for this event. Platinum, Gold and Silver-level sponsorship opportunities are available. For more information on sponsorship opportunities, please contact Melissa Boyink at Elite Financial Communications Group at 407-585-1080 or via email at melissa@efcg.net.

A list of confirmed presenting companies and corporate sponsors will be published in the coming weeks.

EVENT AT A GLANCE:

WHEN:          Tuesday, November 13, 2007
               8:00 AM ET - 5:00 PM ET

WHERE:         Waldorf Astoria Hotel
               301 Park Avenue (Between 49th and 50th)
               New York City

LUNCH
KEYNOTE:       Larry Kudlow, consistently ranked one of the nation's
               premier and most accurate economic forecasters according
               to The Wall Street Journal's semi-annual forecasting survey.
               Currently, Kudlow serves as CEO of Kudlow & Co., LLC,
               an economic and investment research firm.  Kudlow is host of
               CNBC's "Kudlow & Company," which airs weeknights from
               5 p.m. to 6 p.m., as well as the host of "The Larry Kudlow
               Show" on WABC Radio on Saturdays from 10:00 a.m. to
               1:00 p.m.  He is also a nationally syndicated columnist and hosts his own blog. He is a contributing editor of National
               Review magazine, as well as a columnist and economics editor for National Review Online. He is the author of "American
               Abundance: The New Economic and Moral Prosperity," published by Forbes in January 1998.

Investment professionals interested in attending the Conference must pre-register by visiting www.westergaardconference.com. If you have questions, please contact Conference Services, Paulson Investment Company, Inc. at 503-243-6000 or via email at conference@paulsoninvestment.com; or Melissa Boyink, Elite Financial Communications Group, at 407-585-1080 or via email at melissa@efcg.net.

About Dutton Associates

Dutton Associates is one of the largest issuer-paid equity research firms in the United States and its investment performance is ranked comparable to that of the top Wall Street firms. Dutton's analysts, primarily CFAs with over 20 years of experience at the major securities firms, are among the most experienced on Wall Street. The Company offers high-quality, independent, fundamental research on small cap public companies.

About Elite Financial Communications Group, LLC

Elite combines diverse expertise, influence, talent and technologies to achieve quantifiable results for those public and private clients it elects to represent. By thoughtfully executing strategies that elegantly blend the power of traditional and proactive investor relations, public and media relations, government relations and deep strategic advisory services, Elite is working to establish an entirely new global standard within the financial marketing and communications industry.

About Paulson Capital Corp.

Paulson Capital Corp. is the parent company to Paulson Investment Company, Inc. Located in Portland, Oregon, Paulson Investment Company, Inc. is the Northwest's largest independent brokerage firm and a national leader in public offerings of small and emerging growth companies with capital needs of $5 million to $45 million. Founded by Chet Paulson in 1970, it has managed or underwritten more than 160 public offerings and has generated more than $1 billion for client companies.

This release may contain "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results of achievements may be materially different from those expressed or implied. The Company's plan and objectives are based on judgments with respect to future conditions in the securities markets as well as general assumptions regarding the economy and competitive environment in the securities industry, which can be volatile and out of our control. In particular, we make assumptions about our ability to complete corporate finance transactions and increase the volume and size of our securities trading operations, which are difficult or impossible to predict accurately and often beyond the control of the Company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

FOR MORE INFORMATION, PLEASE CONTACT:
Elite Financial Communications Group, LLC
Dodi Handy, President and CEO, or
Daniel Conway, Chief Strategist
407-585-1080 or via email at plcc@efcg.net